EXHIBIT 99.1

Star Group, L.P. Reports Fiscal 2022 Second Quarter Results

STAMFORD, Conn., May 04, 2022 (GLOBE NEWSWIRE) -- Star Group, L.P. (the "Company" or "Star") (NYSE:SGU), a home energy distributor and services provider, today announced financial results for its fiscal 2022 second quarter ended March 31, 2022.

Three Months Ended March 31, 2022 Compared to the Three Months Ended March 31, 2021
For the fiscal 2022 second quarter, Star reported a 29.5 percent increase in total revenue to $782.5 million compared with $604.1 million in the prior-year period, reflecting an increase in selling prices in response to higher wholesale product costs, partially offset by a decrease in total volume sold.

The volume of home heating oil and propane sold during the fiscal 2022 second quarter decreased by 8.7 million gallons, or 5.5 percent, to 148.9 million gallons as the additional volume provided from acquisitions and colder weather was reduced by net customer attrition and other factors. Volume was lower by approximately 3.5 million gallons, or 2.2%, as more deliveries than usual were made in the prior quarter in anticipation of potential labor shortages due to a surge of the Omicron variant of COVID-19. Temperatures in Star's geographic areas of operation for the fiscal 2022 second quarter were 3.0 percent colder than during the fiscal 2021 second quarter but 3.7 percent warmer than normal, as reported by the National Oceanic and Atmospheric Administration.

Star’s net income declined by $3.8 million in the quarter, to $81.4 million, primarily due to a decrease in Adjusted EBITDA of $12.0 million, partially offset by a favorable change in the fair value of derivative instruments of $9.4 million.

Second quarter Adjusted EBITDA decreased by $12.0 million, to $107.7 million, compared to the three months ended March 31, 2021, as the impact from a decline in home heating oil and propane volume and higher operating expenses more than offset an increase in home heating oil and propane per gallon margins. Operating expenses rose by $6.2 million, or 5.8%, due to the additional costs associated with acquisitions and an increase in the base business ($4.2 million) largely due to higher credit card fees and bad debt expense as sales in the base business increased 27.7% driven by higher product costs. In addition, for the three months ended March 31, 2022 Star recorded a charge of $1.1 million under its weather hedge program versus a charge of $0.5 million for the prior year’s second quarter. This $1.1 million charge partially offset the prior $2.2 million benefit (due to warmer temperatures) recorded for the quarter ended December 31, 2021.

“The second quarter was quite challenging due to extreme volatility in the wholesale cost of home heating oil, which varied between $2.36 and $4.44 per gallon during the period. Our working capital needs rose substantially, and we accessed $100 million of our seasonal working capital line, which increased our revolving credit facility to a total of $400 million, and such rapidly-changing conditions impacted our ability to provide the bottom line results we would have otherwise expected.” said Jeff Woosnam, Star Group’s President and Chief Executive Officer. “We believe we took the right steps to mitigate these headwinds as much as possible while actively working to manage net customer attrition. Adjusted EBITDA, however, was reduced by lower volumes and higher operating expenses reflecting the impact of increased product cost and associated expenditures.

“In addition, during the quarter, Star purchased one oil dealer and, in April, purchased another, adding approximately 5.5 million gallons, in aggregate, of annual volume, continuing a strategy that strengthens our footprint and broadens our brand portfolio. Overall, we believe the second quarter put us in a good position for the remainder of fiscal 2022, even as we remain vigilant monitoring and addressing inflationary pressures across many aspects of our business.”

Six Months Ended March 31, 2022 Compared to the Six Months Ended March 31, 2021
For the six months ended March 31, 2022, Star reported a 30.0 percent increase in total revenue to $1.3 billion compared with $1.0 billion in the prior-year period, reflecting an increase in selling prices in response to higher wholesale product costs, partially offset by a decrease in total volume sold.

The volume of home heating oil and propane sold during the first six months of fiscal 2022 period decreased by 11.2 million gallons, or 4.5 percent, to 235.9 million gallons as the additional volume provided from acquisitions was more than offset by warmer temperatures, net customer attrition and other factors. Temperatures in Star's geographic areas of operation fiscal year-to-date were 0.5 percent warmer than during the prior-year period and 9.6 percent warmer than normal, as reported by the National Oceanic and Atmospheric Administration.

Star’s net income declined by $27.2 million for the first six months of fiscal 2022, to $95.9 million, primarily due to an unfavorable $21.4 million change in the fair value of derivative instruments and a decrease in Adjusted EBITDA of $12.9 million, partially offset by lower income tax expense of $8.3 million.

Year-to-date Adjusted EBITDA decreased by $12.9 million, to $152.2 million, compared to the prior-year period as a decline in home heating oil and propane volume and an increase in operating expenses more than offset an increase in home heating oil and propane per gallon margins. Operating expenses rose by $14.9 million due to the additional costs associated with acquisitions ($3.0 million) and an increase in the base business ($9.6 million) due in part to due to higher credit card fees and bad debt expense ($3.5 million) as sales in the base business increased 27.8% driven by higher product costs and a $2.3 million reduction in the weather insurance benefit. The remaining expenses in the base business increased by $6.1 million, or 3.4% due to expected wage, benefit and other increases. As of March 31, 2022 Star recorded a benefit of $1.1 million under its weather hedge program versus a benefit of $3.4 million in the prior-year period, reflecting warmer temperatures during the fiscal 2021 weather hedge timeframe.

EBITDA and Adjusted EBITDA (Non-GAAP Financial Measures)
EBITDA (Earnings from continuing operations before net interest expense, income taxes, depreciation and amortization) and Adjusted EBITDA (Earnings from continuing operations before net interest expense, income taxes, depreciation and amortization, (increase) decrease in the fair value of derivatives, other income (loss), net, multiemployer pension plan withdrawal charge, gain or loss on debt redemption, goodwill impairment, and other non-cash and non-operating charges) are non-GAAP financial measures that are used as supplemental financial measures by management and external users of the Company’s financial statements, such as investors, commercial banks and research analysts, to assess Star’s position with regard to the following:

  compliance with certain financial covenants included in our debt agreements;
  financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  operating performance and return on invested capital compared to those of other companies in the retail distribution of refined petroleum products, without regard to financing methods and capital structure;
  ability to generate cash sufficient to pay interest on our indebtedness and to make distributions to our partners; and
  the viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

The method of calculating Adjusted EBITDA may not be consistent with that of other companies, and EBITDA and Adjusted EBITDA both have limitations as analytical tools and so should not be viewed in isolation but in conjunction with measurements that are computed in accordance with GAAP. Some of the limitations of EBITDA and Adjusted EBITDA are as follows:

  EBITDA and Adjusted EBITDA do not reflect cash used for capital expenditures;
  although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced and EBITDA and Adjusted EBITDA do not reflect the cash requirements for such replacements;
  EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, working capital;
  EBITDA and Adjusted EBITDA do not reflect the cash necessary to make payments of interest or principal on indebtedness; and
  EBITDA and Adjusted EBITDA do not reflect the cash required to pay taxes.

REMINDER:
Members of Star's management team will host a webcast and conference call at 11:00 a.m. Eastern Time tomorrow, May 5, 2022. The webcast will be accessible on the company’s website, at www.stargrouplp.com, and the telephone number for the conference call is 888-346-3470 (or 412-317-5169 for international callers).

About Star Group, L.P.
Star Group, L.P. is a full service provider specializing in the sale of home heating products and services to residential and commercial customers to heat their homes and buildings. The Company also sells and services heating and air conditioning equipment to its home heating oil and propane customers and, to a lesser extent, provides these offerings to customers outside of its home heating oil and propane customer base. In certain of Star's marketing areas, the Company provides plumbing services, primarily to its home heating oil and propane customer base. Star also sells diesel, gasoline and home heating oil on a delivery only basis. We believe Star is the nation's largest retail distributor of home heating oil based upon sales volume. Including its propane locations, Star serves customers in the more northern and eastern states within the Northeast and Mid-Atlantic U.S. regions. Additional information is available by obtaining the Company's SEC filings at www.sec.gov and by visiting Star's website at www.stargrouplp.com, where unit holders may request a hard copy of Star’s complete audited financial statements free of charge.

Forward Looking Information
This news release includes "forward-looking statements" which represent the Company’s expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the severity and duration of the novel coronavirus, or COVID-19, pandemic, the pandemic’s impact on the U.S. and global economies, the timing, scope and effectiveness of federal, state and local governmental responses to the pandemic, the impact of geopolitical events, such as the crisis in the Ukraine, on wholesale product cost volatility, the effect of weather conditions on our financial performance; the price and supply of the products that we sell; the consumption patterns of our customers; our ability to obtain satisfactory gross profit margins; our ability to obtain new customers and retain existing customers; our ability to make strategic acquisitions; the impact of litigation; our ability to contract for our current and future supply needs; natural gas conversions; future union relations and the outcome of current and future union negotiations; the impact of current and future governmental regulations, including climate change, environmental, health and safety regulations; the ability to attract and retain employees; customer creditworthiness; counterparty creditworthiness; marketing plans; cyber-attacks; inflation; global supply chain issues; labor shortages; general economic conditions and new technology. All statements other than statements of historical facts included in this news release are forward-looking statements. Without limiting the foregoing, the words "believe," "anticipate," "plan," "expect," "seek," "estimate" and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct and actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to, those set forth under the heading "Risk Factors" and "Business Strategy" in our Annual Report on Form 10-K (the "Form 10-K") for the fiscal year ended September 30, 2021. Important factors that could cause actual results to differ materially from the Company’s expectations ("Cautionary Statements") are disclosed in this news release and in the Company’s Form 10-K and our Quarterly Reports on Form 10-Q. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.

(financials follow)

STAR GROUP, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	September 30,
	2022	2021
(in thousands)	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$17,682	$4,767
Receivables, net of allowance of $6,781 and $4,779, respectively	262,738	99,680
Inventories	79,698	61,183
Fair asset value of derivative instruments	37,777	26,222
Prepaid expenses and other current assets	64,310	30,140
Total current assets	462,205	221,992
Property and equipment, net	101,456	99,123
Operating lease right-of-use assets	96,076	95,839
Goodwill	254,842	253,398
Intangibles, net	89,601	95,474
Restricted cash	250	250
Captive insurance collateral	67,511	69,933
Deferred charges and other assets, net	18,201	17,854
Total assets	$1,090,142	$853,863
LIABILITIES AND PARTNERS' CAPITAL
Current liabilities
Accounts payable	$53,098	$37,291
Revolving credit facility borrowings	185,723	8,618
Current maturities of long-term debt	13,000	17,621
Current portion of operating lease liabilities	16,717	16,446
Accrued expenses and other current liabilities	157,093	121,221
Unearned service contract revenue	66,801	56,972
Customer credit balances	36,542	86,828
Total current liabilities	528,974	344,997
Long-term debt	85,734	92,385
Long-term operating lease liabilities	84,182	84,019
Deferred tax liabilities, net	33,705	29,014
Other long-term liabilities	17,193	25,244
Partners' capital
Common unitholders	357,020	295,063
General partner	(2,524)	(2,821)
Accumulated other comprehensive loss, net of taxes	(14,142)	(14,038)
Total partners' capital	340,354	278,204
Total liabilities and partners' capital	$1,090,142	$853,863

STAR GROUP, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,		Six Months Ended March 31,
(in thousands, except per unit data - unaudited)	2022	2021	2022	2021
Sales:
Product	$712,462	$539,371	$1,123,727	$839,703
Installations and services	70,081	64,744	147,086	137,732
Total sales	782,543	604,115	1,270,813	977,435
Cost and expenses:
Cost of product	492,334	313,552	766,928	485,699
Cost of installations and services	70,136	64,361	144,184	133,664
(Increase) decrease in the fair value of derivative instruments	(17,615)	(8,224)	(4,212)	(25,619)
Delivery and branch expenses	107,486	100,942	196,475	181,629
Depreciation and amortization expenses	8,081	8,268	16,529	16,225
General and administrative expenses	5,902	6,320	12,578	12,561
Finance charge income	(1,026)	(799)	(1,538)	(1,205)
Operating income	117,245	119,695	139,869	174,481
Interest expense, net	(2,729)	(2,136)	(4,787)	(3,987)
Amortization of debt issuance costs	(237)	(243)	(476)	(490)
Income before income taxes	114,279	117,316	134,606	170,004
Income tax expense	32,900	32,152	38,738	46,980
Net income	$81,379	$85,164	$95,868	$123,024
General Partner's interest in net income	697	681	819	977
Limited Partners' interest in net income	$80,682	$84,483	$95,049	$122,047

Per unit data (Basic and Diluted):
Net income available to limited partners	$2.14	$2.09	$2.49	$2.95
Dilutive impact of theoretical distribution of earnings	0.39	0.38	0.44	0.52
Basic and diluted income per Limited Partner Unit:	$1.75	$1.71	$2.05	$2.43

Weighted average number of Limited Partner units outstanding (Basic and Diluted)	37,634	40,382	38,218	41,324

SUPPLEMENTAL INFORMATION
STAR GROUP, L.P. AND SUBSIDIARIES

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA
(Unaudited)

	Three Months Ended March 31,
(in thousands)	2022	2021
Net income	$81,379	$85,164
Plus:
Income tax expense	32,900	32,152
Amortization of debt issuance costs	237	243
Interest expense, net	2,729	2,136
Depreciation and amortization	8,081	8,268
EBITDA	125,326	127,963
(Increase) / decrease in the fair value of derivative instruments	(17,615)	(8,224)
Adjusted EBITDA	107,711	119,739
Add / (subtract)
Income tax expense	(32,900)	(32,152)
Interest expense, net	(2,729)	(2,136)
Provision for losses on accounts receivable	2,455	732
Increase in accounts receivables	(86,269)	(40,998)
Increase in inventories	(1,660)	(2,475)
Decrease in customer credit balances	(36,409)	(34,434)
Change in deferred taxes	5,229	9,022
Change in other operating assets and liabilities	4,996	15,176
Net cash (used in) provided by operating activities	$(39,576)	$32,474
Net cash used in investing activities	$(6,469)	$(4,059)
Net cash provided by (used in) financing activities	$42,488	$(38,379)

Home heating oil and propane gallons sold	148,900	157,600
Other petroleum products	36,300	35,700
Total all products	185,200	193,300

SUPPLEMENTAL INFORMATION
STAR GROUP, L.P. AND SUBSIDIARIES

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA
(Unaudited)

	Six Months Ended March 31,
(in thousands)	2022	2021
Net income	$95,868	$123,024
Plus:
Income tax expense	38,738	46,980
Amortization of debt issuance costs	476	490
Interest expense, net	4,787	3,987
Depreciation and amortization	16,529	16,225
EBITDA	156,398	190,706
(Increase) / decrease in the fair value of derivative instruments	(4,212)	(25,619)
Adjusted EBITDA	152,186	165,087
Add / (subtract)
Income tax expense	(38,738)	(46,980)
Interest expense, net	(4,787)	(3,987)
Provision for losses on accounts receivable	2,167	256
Increase in accounts receivables	(165,063)	(103,987)
Increase in inventories	(18,048)	(9,652)
Decrease in customer credit balances	(50,913)	(43,421)
Change in deferred taxes	4,545	12,623
Change in other operating assets and liabilities	13,210	35,534
Net cash (used in) provided by operating activities	$(105,441)	$5,473
Net cash used in investing activities	$(13,503)	$(39,962)
Net cash provided by (used in) financing activities	$131,859	$(13,539)

Home heating oil and propane gallons sold	235,900	247,100
Other petroleum products	75,600	73,400
Total all products	311,500	320,500

Source: Star Group, L.P.

CONTACT:
Star Group, L.P.	Chris Witty
Investor Relations	Darrow Associates
203/328-7310	646/438-9385 or cwitty@darrowir.com